Exhibit 5.2

Our ref: PC/CMcK/IN189/062

June 13, 2024

PRIVATE AND CONFIDENTIAL

To: Trane Technologies Public Limited Company (“Trane plc”) incorporated in Ireland under registered number 469272

Trane Technologies Irish Holdings Unlimited Company (“Irish Holdings”) incorporated in Ireland under registered number 296444

Trane Technologies Financing Limited (the “Issuer”) incorporated in Ireland under registered number 624886

Computershare Trust Company, N.A., as Trustee, on behalf of the Holders from time to time

1.	Basis of Opinion

1.1

We act as solicitors in Ireland for the Issuer, Trane plc and Irish Holdings. Together, the Issuer, Trane plc and Irish Holdings are referred to in this Opinion as the “Companies” and each a “Company”. We have been requested to furnish this opinion (this “Opinion”) in connection with each Company’s entry into each of the Transaction Documents (as defined below) in connection with the offering by the Issuer of the Notes to be issued and sold by it and unconditionally guaranteed by Trane plc, Irish Holdings, Trane Technologies HoldCo Inc., Trane Technologies Lux International Holding Company S.à r.l., Trane Technologies Americas Holding Corporation, Trane Technologies Global Holding II Company Limited and Trane Technologies Company LLC (collectively, the “Guarantors”) (the “Transaction”). This Opinion is solely for the benefit of the addressees of this Opinion (the “Addressees”) and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purpose(s) without our prior written consent, provided that it may be disclosed to (i) regulatory authorities to whom disclosure may be required by applicable laws or regulations; (ii) an Addressee’s auditors or legal advisers and (iii) any rating agencies which rate the Notes and their legal advisers, in each case, on the basis that it is for information purposes only, such persons may not rely upon this Opinion, we have no responsibility to such persons in connection with this Opinion and such persons are bound by restrictions as to disclosure and reliance set out in this Opinion. Notwithstanding the foregoing this Opinion may be filed by the Companies or their advisors with the U.S. Securities and Exchange Commission in connection with the Registration Statement (as defined herein) relating to the Notes or any filing on Form 8-K and/or any filing relating to the Notes (provided that only the Addressees may rely on this Opinion).

1.2	This Opinion is given on the basis that our clients are the Companies. For the purposes of giving this Opinion we have taken instructions solely from the Companies.

1.3

This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents or the Transaction.

1.4	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Transaction Documents (and no other documents whatsoever); and

(c)	the Searches listed at paragraph 1.9 (and no other searches whatsoever),

and is subject to the assumptions and qualifications set out below.

1.5

In giving this Opinion, we have relied upon the Secretary’s Certificate and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Secretary’s Certificate or the Searches is required of us.

1.6	No opinion is expressed as to the taxation consequences of the Transaction Documents or the Transaction.

1.7	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf format of the Transaction Documents.

1.8

All words and phrases defined in the Transaction Documents and not expressly defined herein have the meanings given to them in the Transaction Documents. In this Opinion, the following terms have the following meanings:

(a)	“Companies Act” means the Companies Act 2014, as amended.

(b)	“Base Indenture” means the indenture relating to the Notes dated June 13, 2024, by and among the Issuer, the Guarantors and the Trustee.

(c)	“Base Prospectus” means the prospectus forming part of the Issuer’s and the Guarantors’ registration statement on Form S-3 (File No. 333-279005), dated April 30, 2024, at the time it became effective.

(d)

“Board Resolutions” means, in respect of each Company, the resolutions of the directors of that Company approving the Transaction, copies of which are attached to the Secretary’s Certificate applicable to that Company.

(e)	“Constitution” means a company’s constitution or memorandum and articles of association, as applicable, as provided for the in the Companies Act.

(f)	“CRO” means the Irish Companies Registration Office.

(g)	“Guarantees” means guarantees of the Notes as provided under section 206 of the Indenture (and “its Guarantee” means, in respect of a Company, the Guarantee issued by it).

(h)	“Indenture” means the Base Indenture as supplemented by the Supplemental Indenture.

(i)	“Ireland” means Ireland exclusive of Northern Ireland.

(j)	“Notes” has meanings given to that term in the Underwriting Agreement.

(k)	“Preliminary Prospectus Supplement” means the Preliminary Prospectus Supplement relating to the Notes dated June 4, 2024.

(l)	“Prospectus” means the Base Prospectus as supplemented by the Prospectus Supplement.

(m)	“Prospectus Supplement” means the prospectus supplement dated June 4, 2024 together with the Preliminary Prospectus Supplement, each with respect to the offering of the Notes and the Guarantees.

(n)	“Registration Statement” means the Issuer’s and the Guarantors’ registration statement on Form S-3 (File No. 333-279005) filed with the U.S. Securities and Exchange Commission on April 30, 2024.

(o)	“Searches” means the searches listed in paragraph 1.9.

(p)	“Secretary’s Certificate” means, in respect of each Company, a certificate of the Secretary Trane plc, dated the date hereof, attaching in respect of the applicable Company:

(i)	its certificate of incorporation;

(ii)	its memorandum and articles of association;

(iii)	its certificate of a public company entitled to commence business;

(iv)	the applicable Board Resolutions.

(q)	“Supplemental Indenture” means the supplemental indenture to the Base Indenture, dated as of June 13, 2024, by and among the Issuer, the Guarantors and the Trustee.

(r)	“Transaction Documents” means the Indenture, the Underwriting Agreement, the Notes and the Guarantees.

(s)	“Trustee” means the Computershare Trust Company, N.A., as trustee of the Notes.

(t)

“Underwriting Agreement” means the Underwriting Agreement dated June 4, 2024 among the Issuer, the Guarantors and (on behalf of themselves and each of the Underwriters named therein) Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC.

1.9	For the purpose of giving this Opinion, we have caused to be made the following legal searches against each Company on the date of this Opinion:

(a)

on the file of each Company maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of such search;

(c)

in the Central Office of the High Court for any proceedings filed in respect of each of the Companies in the five years immediately preceding the date of the Searches and for any petitions filed in respect of each Company; and

(d)

on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland, which is maintained by the Registrar of Companies in the CRO, against the names of the current directors and secretary of each Company as identified in the search results referred to at sub-paragraph (a) above.

1.10

This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	Corporate status

(a)	Trane plc has been duly incorporated and is validly existing as a public limited company under the laws of Ireland.

(b)	Irish Holdings is a private unlimited company, is duly incorporated and validly existing under the laws of Ireland.

(c)	The Issuer is a private company limited by shares, is duly incorporated and validly existing under the laws of Ireland.

2.2	Corporate capacity

Each Company has the necessary corporate power and authority to execute and deliver any and all of the Transaction Documents to which it is a party and to perform its obligations thereunder in accordance with the terms of the Transaction Documents and, in the case of the Issuer, to issue the Notes.

2.3	Corporate authorisation

The entry into, execution, delivery and performance by each Company of the Transaction Documents to which it is party does not contravene:

(a)	any law of Ireland applicable to the Company; or

(b)	that Company’s Constitution.

2.4	Due execution

The Transaction Documents to which each Company is a party have been duly executed by that Company.

2.5	Authorisations and approvals

All necessary corporate action required on the part of each Company to authorise the execution and delivery of the Transaction Documents (and in the case of the Issuer, to issue the Notes) and the performance by each Company of its obligations under the Transaction Documents (and in the case of the Issuer, to issue the Notes) to which it is a party has been duly taken.

2.6	Guarantees

Assuming they have been executed, delivered and authenticated pursuant to and in accordance with the terms of the Transaction Documents (to the extent such authentication and delivery is governed by law other than Irish law), each of Trane plc and Irish Holdings will, as a matter of Irish law (noting that the validity of issuance is primarily a matter of the governing law, which is not Irish law), have validly issued its Guarantees.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1

The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures (electronic or otherwise), stamps and seals thereon, that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, that each witness to a signature actually witnessed that signature and that each original was executed in the manner appearing on the copy.

3.2

That the Transaction Documents have been executed in a form and content having no material difference to the final drafts provided to us, have been delivered by the parties thereto and are not subject to any escrow arrangements.

3.3

Where a Transaction Document has been executed on behalf of a Company using a software platform that enables an electronic signature to be applied to that Transaction Document, each signature was applied under the authority and control of the relevant signatory.

3.4

That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions (whether passed at a meeting or by way of written resolution) have not been amended or rescinded and are in full force and effect.

3.5

That each director of a Company has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Acts and the Constitution of each Company and none of the directors of any Company have any interest in the Transaction except to the extent permitted by the Constitution of that Company.

3.6

The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Transaction Documents and their respective officers, employees, agents and (with the exception of Arthur Cox LLP) advisers.

Accuracy of Searches and the Secretary’s Certificate

3.7

That, based solely on the Searches, no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, or who has been concerned in or taken part in the promotion of, each Company has:

(a)	been the subject of any declaration, order or deemed order for disqualification or restriction under the Companies Act (including Part 14, Chapters 3 and 4 thereof) or any analogous legislation; or

(b)	received any notice under the Companies Act (including Part 14, Chapter 5 thereof) or any analogous legislation regarding a disqualification or restriction undertaking.

3.8

The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for; (b) the position reflected by the Searches may not be fully up-to-date; and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, a Company or its assets.

3.9	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Secretary’s Certificate at the time they were made and at all times thereafter.

Commercial Benefit

3.10

That the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

Consumer Law

3.11	That no party to the Transaction Documents is a “consumer” for the purposes of Irish law or a “personal consumer” for the purposes of the Central Bank of Ireland’s Consumer Protection Code 2012.

No other information and compliance

3.12

That the Transaction Documents (and the documents referred to therein) are all the documents relating to the subject matter of the Transaction and that there are no agreements or arrangements of any sort in existence between the parties to the Transaction Documents and/or any other party which in any way amend or vary or are inconsistent with the terms of the Transaction Documents or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity, Execution and Enforceability

3.13	That the execution, delivery and performance of the Transaction Documents:

(a)	does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	does not and will not result in any breach of any agreement, instrument or obligation to which any Company is a party; and

(c)	is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.14	That the Companies were not mistaken in entering into the Transaction Documents as to any material relevant fact.

Solvency and Insolvency

3.15	That:

(a)

each Company was not unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act or any analogous provisions under any applicable laws immediately after the execution and delivery of the Transaction Documents; and

(b)

each Company will not as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provision under any applicable laws.

Financial Assistance and Connected Transactions.

3.16

None of the Companies are by entering into the Transaction Documents or performing their obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in a Company or its holding company which would be prohibited by Section 82 of the Companies Act.

3.17

That none of the transactions contemplated by the Transaction Documents are prohibited by virtue of Section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

Foreign Laws

3.18	That as a matter of all relevant laws (other than the laws of Ireland):

(a)

all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Transaction Documents or to perfect, protect or preserve any of the interests created by the Transaction Documents have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s);

(b)	where the Transaction Documents have been executed using electronic signature, the use of electronic signatures to execute those types of documents is not restricted or prohibited by those laws; and

(c)

the legal effect of the Transaction Documents, and the Transaction, and the creation of any interest the subject thereof will be (and, in the case of the Underwriting Agreement, were), upon execution and, where relevant, delivery of the Transaction Documents, effective.

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

General Matters

4.1

A determination or a certificate as to any matter provided for in the Transaction Documents may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

4.2

Where a party to a Transaction Document is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

4.3

A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.4

No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.5	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

4.6

An Irish court may refuse to give effect to any undertaking contained in the Transaction Documents that one party would pay another party’s legal expenses and costs in respect of any action before the courts of Ireland particularly where such an action is unsuccessful.

Judgments

4.7

There is a possibility that an Irish court would hold that a judgment on the Transaction, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

Yours faithfully,

/s/ Arthur Cox LLP
ARTHUR COX LLP